Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRIBE CAPITAL GROWTH CORP I

July 26, 2022

I, Sumit Mehta, being the Chief Executive Officer of Tribe Capital Growth Corp I, a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is: Tribe Capital Growth Corp I.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 4, 2021 (the “Amended and Restated Certificate”).

THIRD: The Amended and Restated Certificate is hereby amended by striking Article I thereof in its entirety and substituting in lieu thereof a new Article I which shall read in its entirety as follows:

“ARTICLE I

NAME

The name of the corporation is Iris Acquisition Corp (the “Corporation”).”

FOURTH: This Amended and Restated Certificate has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, as of the date first set forth above.

/s/ Sumit Mehta
Sumit Mehta
Chief Executive Officer